Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into by and between Purchaser and Seller.

RECITALS

A. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B. Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1

BASIC INFORMATION AND DEFINITIONS

1.1.1 Seller:	TNP SRT Waianae Mall, LLP, a Delaware limited liability company

1.1.2 Purchaser	A & B Properties, Inc., or its affiliated designee

1.1.3 Purchase Price:	Thirty Million Five Hundred Thousand and No/100 Dollars ($30,500,000.00)

1.1.4 Deposit:	Five Hundred Thousand No/100 Dollars ($500,000.00) the “Deposit,” including interest thereon), to be deposited in accordance with Section 3.1 below.

1.1.5 Title Company:	Title Guaranty of Hawaii, Inc. 235 Queen Street Honolulu, Hawaii Attn: Anne Monette Telephone No: 539-7733 Facsimile No: 521-0287 E-mail: amonette@tghawaii.com

1.1.6 Escrow Agent:	Title Guaranty Escrow Services, Inc. 235 Queen Street Honolulu, Hawaii Attn: Ann Oshiro Telephone No: 521-9213 Facsimile No: 521-0280 E-mail: aoshiro@tghawaii.com

PURCHASE AND SALE AGREEMENT – Page 1

1.1.7 Broker:	Farris Lee Investments Attn: Rick Chichester 18301 Von Karman Avenue, Suite 800 Irvine, California 92612

1.1.8 Effective Date:	The date this Agreement is fully executed by Purchaser and Seller.

1.1.9 Property Information Delivery Date:	The date which is five (5) business days after the Effective Date.

1.1.10 Title Commitment Delivery Date:	The date which is five (5) business days after the Effective Date, or as soon as practicable thereafter.

1.1.11 Title and Survey Review Period:	The period ending at 5:00 p.m. Hawaii time ten (10) days prior to the expiration of the Due Diligence Period.

1.1.12 Due Diligence Period:	The period ending at 5:00 p.m. Hawaii time on the date that is forty-five (45) days following the Effective Date of this Agreement.

1.1.13 Closing Date:	The date which the later of (i) is fifteen (15) days following the expiration of the Due Diligence Period; or (ii) five (5) business days following the date on which all Closing Conditions (defined in Section 7 below) have been satisfied. If the Closing date has not occurred by January 15, 2013, absent default by either party, this Agreement shall terminate and the Deposit shall be returned to Purchaser.

Section 1.2 Closing Costs. Closing costs shall be allocated and paid as follows:

COST	RESPONSIBLE PARTY
Title Commitment required to be delivered pursuant to Section 5.1.	Seller 1/2 Purchaser 1/2

Premium for extended coverage Title Policy required to be delivered pursuant to Section 5.4.	Seller 1/2 Purchaser 1/2

Premium for any endorsements desired by Purchaser	Purchaser

Costs of Survey and/or any revisions, modifications or recertifications thereto	Purchaser

Costs for UCC searches	Seller 1/2 Purchaser 1/2

Recording fees	Seller

Conveyance taxes	Seller

Any deed taxes, documentary stamps, intangible taxes, mortgage taxes or other similar taxes, fees or assessments	Seller

Any escrow fee charged by Escrow Agent for holding the Deposit or conducting the Closing	Purchaser: 1/2 Seller: 1/2

Real Estate Sales Commission to Broker	Seller

All other closing costs, expenses, charges and fees	As customary in Hawaii

PURCHASE AND SALE AGREEMENT – Page 2

Section 1.3 Notice Addresses:

Purchaser: A & B Properties, Inc. 822 Bishop Street Honolulu, Hawaii 96813 Attention: Lance Parker Telephone: (808) 525-6627 Facsimile: (808) 525-8447 E-mail: lparker@abprop.com	Copy to: Alexander & Baldwin, LLC 822 Bishop Street Honolulu, Hawaii 96813 Attention: Charles Loomis Telephone: (808) 525-8451 Facsimile: (808) 525-6678 E-mail: cloomis@abinc.com

And to:

Gino L. Gabrio 1000 Bishop Street, 10th Floor Honolulu, Hawaii 96813 Telephone: (808) 521-9335 Facsimile: (808) 540-5029 E-mail: ggabrio@cades.com

Seller:	Copy to:

TNP SRT Waianae Mall, LLC

c/o TNP Strategic Retail Trust, Inc.

1900 Main Street, Suite 700

Irvine, California 92614

Attention: Tim O’Brien

Telephone: (949) 833-8252

Facsimile: (949) 252-0212

E-mail: tob@tnpre.com

Kaplan & Frank, PLC 7 East Second Street Richmond, Virginia 23224 Attention: D. Zachary Grabill Telephone: (804) 525-1797 Facsimile: (804) 525-1798 E-mail: zgrabill@kv-legal.com

ARTICLE 2

PROPERTY

Section 2.1 Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):

2.1.1 Real Property. That certain land having an address of 86-120 Farrington Highway, Waianae, Hawaii 96792, and more particularly described in Exhibit A attached hereto (the “Land”), together with (a) all of Seller’s interest in and to all improvements located thereon (“Improvements”), (b) without warranty, all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the “Real Property”). The Real Property contains approximately 15.62 acres improved with a retail shopping center having a total leasable area of approximately 171,065 square feet, commonly known as Waianae Mall.

PURCHASE AND SALE AGREEMENT – Page 3

2.1.2 Leases. All of Seller’s right, title and interest, without warranty (except as otherwise specifically set forth in this Agreement) in those certain leases of the Real Property described on Exhibit B attached hereto with the tenants thereto (collectively, the “Tenants”), including amendments to the Leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (collectively, the “Leases”).

2.1.3 Tangible Personal Property. All of Seller’s right, title and interest, without warranty, in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned or leased by Seller’s property manager or Tenant at or on the Real Property and further excluding any items of personal property by third parties and leased to Seller (collectively, the “Tangible Personal Property”).

2.1.4 Intangible Personal Property. All of Seller’s right, title and interest, if any, in all intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trademarks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable without cost to Seller); contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any (collectively, the “Service Contracts”) (but only to the extent Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties; governmental permits, approvals and licenses, if any; and telephone exchange numbers (all of the items described in this Section 2.1.4 collectively referred to as the “Intangible Personal Property”). Tangible Personal Property and Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, and (c) any such intangible personal property owned by the Tenant.

ARTICLE 3

DEPOSIT

Section 3.1 Deposit and Investment of Deposit. Within three (3) business days after the Effective Date, Purchaser shall deposit the Deposit with Escrow Agent. If upon the expiration of the Due Diligence Period, this Agreement is still in force and effect, the Deposit shall become non-refundable to Purchaser, except in the event of default by Seller hereunder, or in the event this Agreement is otherwise terminated in accordance with its terms. Escrow Agent shall invest the Deposit in government insured interest-bearing accounts satisfactory to Purchaser, shall not commingle the Deposit with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

Section 3.2 Independent Consideration. If Purchaser elects to terminate this Agreement for any reason and is entitled to receive a return of the Deposit pursuant to the terms hereof, the Escrow Agent shall first disburse to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances.

PURCHASE AND SALE AGREEMENT – Page 4

Section 3.3 Form; Failure to Deposit. The Deposit shall be in the form of a certified or cashier’s check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Deposit within the time periods required, Seller may terminate this Agreement by written notice to Purchaser, in which event any Deposit that has previously been deposited by Purchaser with Escrow Agent shall be immediately delivered to Purchaser and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

Section 3.4 Disposition of Deposit. The Deposit shall be applied as a credit to the Purchase Price at Closing; provided, however, if Purchaser deposits the entire amount of cash funds required to close at Closing, then the Deposit shall be returned to Purchaser, but only in the event Closing actually occurs. If Purchaser does not affirmatively accept the Property in writing, with notice thereof to Escrow Agent, prior to the expiration of the Due Diligence Period pursuant to Section 4.4, Escrow Agent shall pay the entire Deposit (less the Independent Consideration) to Purchaser one business day following the end of the Due Diligence Period. No notice to Escrow Agent from Seller shall be required for the release of the Deposit to Purchaser by Escrow Agent if this Agreement is terminated pursuant to Section 4.4. In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to Section 4.4, Escrow Agent is authorized to deliver the Deposit to the party hereto entitled to same pursuant to the terms hereof on or before the third (3rd) business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Deposit. In such event, Escrow Agent may interplead the Deposit into a court of competent jurisdiction in the county in which the Deposit has been deposited. All reasonable attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Deposit, or if the Deposit is distributed in part to both parties, then in the inverse proportion of such distribution.

ARTICLE 4

DUE DILIGENCE

Section 4.1 Due Diligence Materials To Be Delivered. Seller shall deliver to Purchaser a preliminary title report, boundary survey, copies of any surveys, Leases (including amendments, guaranties, any letter agreements and assignments which are then in effect), licenses, permits, operating expense reports, environmental reports, engineering reports, plans and drawings, appraisals, and other non-privileged documents (the “Property Information”) on or before the Property Information Delivery Date. Seller’s obligations to deliver the items listed in this Section 4.1 shall be limited to the extent such items are in the possession of Seller or its property management company. To the extent such items are in Seller’s possession and control, Seller shall deliver to Purchaser for Purchaser’s review the following items and information (the “Additional Property Information”) on or before the Property Information Delivery Date: any files pertaining to the Leases, such as but not limited to tenant correspondence and correspondence with prospective tenants (“Lease Files”), any files pertaining to the Property, including but not limited to correspondence with governmental authority and such other materials as reasonably requested by Purchaser.

Section 4.2 Intentionally Omitted.

PURCHASE AND SALE AGREEMENT – Page 5

Section 4.3 Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate notice to Tenant as permitted or required under the Lease, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections, including Phase I environmental testing and tests, provided that (a) Purchaser must give Seller one business day’s prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling or Phase II environmental testing) must obtain Seller’s prior written consent to (which consent may be given or withheld in Seller’s sole discretion), (b) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place in an amount not less than $1,000,000 of commercial general liability insurance and workers compensation insurance for its activities on the Property in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance shall name Seller as an additional insured thereunder, and (c) all such tests shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Section 4.9 below. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may meet with any tenant; provided, however, Purchaser must contact Seller at least one business day in advance by telephone to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may meet with any governmental authority for the sole purpose of gathering information in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least one full business day in advance by telephone to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.

Section 4.4 Due Diligence/Termination. Purchaser shall have until 5:00 p.m. Hawaii time on the last day of the Due Diligence Period in which to (a) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the “Property Documents”) and the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, this Agreement shall terminate without notice by Purchaser if Purchaser fails to give a written notice of acceptance of the Property to Seller and Escrow Agent (the “Due Diligence Acceptance Notice”) on or before 5:00 p.m. Hawaii time on the last day of the Due Diligence Period. If Purchaser gives a Due Diligence Acceptance Notice, this Agreement shall continue in full force and effect and Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4.

Section 4.5 Return of Documents and Reports. As additional consideration for the transaction contemplated herein, Purchaser shall provide to Seller, if this Agreement is terminated in accordance with Section 4.4, copies of all third party reports, investigations and studies, other than economic analyses (collectively, the “Reports” and, individually, a “Report”) prepared for Purchaser in connection with its due diligence review of the Property, including, without limitation, any and all Reports involving structural or geological conditions, environmental, hazardous waste or hazardous substances contamination of the Property, if any ; provided, however, Purchaser shall have no obligation to provide to Seller copies of any confidential reports or analysis prepared by Purchaser in connection with the acquisition of the Property. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto. Purchaser’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

PURCHASE AND SALE AGREEMENT – Page 6

Section 4.6 Service Contracts. On or prior 5:00 p.m. Hawaii time on the last day of the Due Diligence Period, Purchaser will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Purchaser requests that Seller deliver written termination at or prior to Closing. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed. Purchaser must assume the obligations arising from and after the Closing Date under those Service Contracts (a) that Purchaser has agreed to assume, and (b) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing.

Section 4.7 Proprietary Information; Confidentiality. Purchaser acknowledges that the Property Documents are proprietary and confidential and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). At any time and from time to time, within two business days after Seller’s request, Purchaser shall deliver to Seller a list of all parties to whom Purchaser has provided any Property Documents or any information taken from the Property Documents. Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.7. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

Section 4.8 No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Except as expressly stated herein, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Except as expressly stated herein, Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Except as expressly stated herein, Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and are providing the Property Documents solely as an accommodation to Purchaser.

Section 4.9 Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall: (a) not materially disturb the Tenants or interfere with use of the Property pursuant to the Leases; (b) not interfere with the operation and maintenance of the Property; (c) not damage any part of the Property or any personal property owned or held by the Tenant or any third party; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or Tenant or their guests or invitees; (e) comply with all applicable laws; (f) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (g) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (h) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (i) not reveal or disclose prior to Closing any information obtained during the Due Diligence Period concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.7 above, or except as may be otherwise required by law.

PURCHASE AND SALE AGREEMENT – Page 7

Section 4.10 Purchaser’s Agreement to Indemnify. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Section 4.3, Section 4.7 and Section 4.9; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser’s actions do not aggravate any pre-existing liability of Seller. Purchaser also hereby agrees to indemnify, defend and hold the Tenant harmless from and against any and all claims, causes of action, damages, liabilities and expenses which such tenant may suffer or incur due to Purchaser’s breach of its obligation under Section 4.7 above to maintain the confidential nature of any Property Documents or other information relative to such tenant. Purchaser’s obligations under this Section 4.10 shall survive the termination of this Agreement and shall survive the Closing.

ARTICLE 5

TITLE AND SURVEY

Section 5.1 Title Commitment. Seller shall cause to be prepared and delivered to Purchaser on or before the Title Commitment Delivery Date: (a) the most recent commitment for title insurance or preliminary title report in Seller’s possession (the “Title Commitment”) issued by the Title Company, and (b) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

Section 5.2 New or Updated Survey. Purchaser may elect, at its sole cost and expense, to obtain a new survey or revise, modify, or re-certify an existing survey (“Survey”) as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser’s objectives.

Section 5.3 Title Review. Purchaser shall have the right to object to: (i) any matters set forth in the Commitment deemed unacceptable to Purchaser in Purchaser’s sole discretion (“Title Objections”) and (ii) any matters disclosed by the Survey that are unacceptable to Purchaser in Purchaser’s sole discretion (“Survey Objections”), provided that Purchaser delivers written notice of any Title Objections or Survey Objections on or before 5:00 p.m. Hawaii Time on the date that is ten (10) days prior to the expiration of the Due Diligence Period; otherwise any such objections shall be deemed to be waived. If Purchaser delivers in a timely manner written notice of any valid Title Objections and/or Survey Objections (collectively, “Objections”), then Seller shall within five (5) days following receipt of any Objections from Purchaser notify Purchaser in writing (“Seller’s Response”) whether Seller elects, to: (i) cure any such Objections on or prior to the Closing Date, or (ii) not to cure any such Objections. In the event Seller fails to deliver Seller’s Response to Purchaser within such five (5) day period, Seller shall be deemed to have elected not to cure any of Purchaser’s Objections. If Seller’s Response states that Seller elects not to cure any of Purchaser’s Objections on or prior to Closing, or if Seller is deemed to have elected not to cure any of Purchaser’s Objections as set forth above, then, prior to the expiration of the Due Diligence Period, Purchaser shall elect to either: (x) terminate this Agreement, whereupon Escrow Agent shall promptly deliver the Deposit to Purchaser, or (y) waive the Objections and proceed to purchase the Property with such condition of title as Seller is able to convey and/or subject to the Objections, without a reduction of the Purchase Price therefor, in which event the items objected to which were not cured shall be deemed to be acceptable to Purchaser. If Purchaser fails to timely make such election, then Purchaser shall be deemed to have elected to purchase the Property pursuant to the foregoing clause (y). If any supplement to the Commitment or Survey identifies any new matter of title or survey affecting the Property arising subsequent to the date of the Commitment and the Survey Purchaser shall have the right to make supplemental objections to all such matters by giving written notice to seller within five (5) days following Purchaser’s receipt of such supplement (a “Supplemental

PURCHASE AND SALE AGREEMENT – Page 8

Objection”). If Purchaser delivers in a timely manner written notice of any valid Supplemental Objections, then Seller shall within two (2) days following receipt of any Supplemental Objections from Purchaser deliver to Purchaser Seller’s Response, i.e., whether Seller elects, to: (i) cure any such Supplemental Objections on or prior to the Closing Date, or (ii) not to cure any such Supplemental Objections. In the event Seller fails to deliver Seller’s Response to Purchaser within such two (2) day period, Seller shall be deemed to have elected not to cure any of Supplemental Objections. In such event, Purchaser’s right to terminate shall be as set forth above in this Agreement.

Section 5.4 Release of Mortgages, Liens and Encumbrances. Except for (a) real estate taxes and assessments not yet due and payable as of the Closing, (b) the Assumed Encumbrances (defined below), (c) the Assumed Loan Documents (defined below) and (d) liens and other encumbrances arising from the actions Purchaser or Purchaser’s agents, employees or contractors, all mortgages, liens and other encumbrances shall be paid by Seller at or prior to Closing and removed from record by the Title Company. The provisions of this Section 5.4 shall be a condition precedent to Purchaser’s obligations to close under this Agreement and the failure of Seller to remove the mortgages, liens and other encumbrances required to be removed by Seller shall be a default by Seller.

ARTICLE 6

OPERATIONS AND RISK OF LOSS

Section 6.1 Ongoing Operations. From the Effective Date through Closing:

6.1.1 Lease and Service Contracts. Seller will perform its material obligations under the Leases and the Service Contracts.

6.1.2 New Contracts. Except as provided in Section 6.1.4, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than 30 days’ prior notice.

6.1.3 Maintenance of Improvements; Removal of Personal Property. Subject to Section 6.2 and Section 6.3, Seller shall maintain or cause the Tenants under the Leases to maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

6.1.4 Leasing. After the expiration of the Due Diligence Period, Seller will not amend, modify, or terminate the Leases or execute any new Leases (a) without providing Purchaser all relevant supporting documentation, as reasonably determined by Seller, including, without limitation, tenant financial information to the extent in Seller’s possession, and (b) without prior written approval of Purchaser, not to be unreasonably withheld, conditioned and/or delayed. Purchaser agrees to give Seller written notice of approval or disapproval of a proposed amendment, modification, or termination of any of the Leases or any new Leases within five business days after Purchaser’s receipt of request for the same. If Purchaser does not respond to Seller’s request within such time period, then Purchaser will be deemed to have approved such amendment.

Section 6.2 Damage. If prior to Closing the Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

PURCHASE AND SALE AGREEMENT – Page 9

6.2.1 Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, either Seller or Purchaser may, at its option, terminate this Agreement by delivering written notice to Seller on or before the expiration of 30 days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty-day period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Deposit shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If neither Seller nor Purchaser so terminates this Agreement within said 30-day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies. For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Seller’s reasonable estimation, exceeds $400,000 (in case of Purchaser’s termination option) or $750,000.00 (in case of Seller’s termination option) to repair.

6.2.2 Not Material. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (a) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, Seller may extend the Closing Date up to 30 days to complete such repairs), or (b) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

Section 6.3 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within ten days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (a) terminate this Agreement, in which case the Deposit shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above.

ARTICLE 7

CLOSING

Section 7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall mean the recordation of the Deed and other recordable documents in the Office of the Assistant Registrar of the Land Court of the State of Hawaii, which shall occur on the Closing Date. Funds shall be deposited not later than two (2) business days prior to the Closing into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

PURCHASE AND SALE AGREEMENT – Page 10

Section 7.2 Mutual Condition to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1 Loan Assumption and Release.

(a)	Purchaser recognizes and agrees that, in connection with a loan (the “Loan”) made to Seller’s predecessor-in-interest by IXIS Real Estate Capital. (the “Lender”), the Property presently is encumbered by a Mortgage, Assignment of Leases and Rents and Security Agreement dated as of September 19, 2005, and recorded on September 19, 2005 as Document No. 3328441 filed with the Office of the Assistant Registrar of the Land Court, State of Hawaii (the “Assumed Mortgage”) and certain other security and related documents in connection with the Loan (collectively, the “Assumed Encumbrances”). The Loan is evidenced by that certain promissory note dated September 19, 2005, in the stated principal amount of Twenty-Two Million Two Hundred Thousand and N0/100 Dollars ($22,200,000) (the “Note” and together with the Assumed Mortgage, the Assumed Encumbrances and any other documents executed by Seller in connection with the Loan, the “Assumed Loan Documents”), executed by Seller and payable to the order of the Lender. On or prior to the Property Information Delivery Date, Seller agrees that it will make available to Purchaser copies of the Assumed Loan Documents.

(b)	At the Closing, subject to the Lender’s consent and approval as provided for in this Agreement: (a) Purchaser shall assume Seller’s obligations under the Note and all of the other Assumed Loan Documents and accept title to the Property subject to the Assumed Encumbrances, (b) the Lender shall release Seller, as well as any guarantors and other obligated parties under the Assumed Loan Documents, from all obligations under the Assumed Loan Documents, except as otherwise customary (collectively, the foregoing (a) and (b) referred to herein as the “Loan Assumption and Release”), and (c) Purchaser shall cause to be recorded all documents necessary to effectuate the Loan Assumption and Release of record.

(c)	Purchaser acknowledges that the Assumed Loan Documents require the satisfaction by Purchaser of certain requirements as set forth therein to allow for the Loan Assumption and Release. Accordingly, Purchaser, at its sole cost and expense and within fifteen (15) days after receipt of the applicable loan assumption documents from the Seller and application materials (the “Loan Assumption Application Submittal Deadline”), but in no event earlier than the expiration of the Due Diligence Period, shall submit a complete application to Lender for assumption of the Loan together with all documents and information required in connection therewith (the “Loan Assumption Application”). Purchaser agrees to notify Seller of its submission to Lender on or before the Loan Assumption Application Submittal Deadline. Purchaser acknowledges and agrees that Purchaser is solely responsible for the preparation and submittal of the Loan Assumption Application, including the collection of all materials, documents, certificates, financials, signatures, and other items related to Purchaser that are required to be submitted to Lender in connection with the Loan Assumption Application. Seller acknowledges and agrees that Seller is responsible for the submittal to Lender of all materials, documents, certificates, financials, signatures, and other items related to the Seller that are required to be submitted to Lender in connection with the Loan Assumption Application.

PURCHASE AND SALE AGREEMENT – Page 11

(d)	Purchaser shall comply with Lender’s reasonable assumption guidelines in connection with the Loan Assumption and Release, and, to the extent currently required by Lender under the existing Loan, Purchaser shall cause Alexander & Baldwin, LLC, a Hawaii limited liability company, to execute and deliver a customary so-called “non-recourse carve-out” guaranty (which shall be substantially in the same form and substance as any such guaranties which are a part of the Assumed Loan Documents), together with a customary environmental indemnity in favor of Lender. Purchaser shall be responsible at its sole cost and expense to use commercially reasonable efforts to correct and re-submit any deficiencies noted by Lender in connection with the Loan Assumption Application no later than three (3) business days after notification from Lender of such deficiency. Notwithstanding the foregoing, Purchaser shall not be required to assume the Loan and Purchaser may terminate this Agreement and receive a refund of the Deposit if Lender’s approval of the assumption is conditioned upon material modifications to the current Loan documents which would, without limitation, increase the interest rate, shorten the maturity date, or require any form of additional or increased security or cash collateral on the part of Purchaser beyond what is currently provided for in the Loan documents.

(e)	Purchaser shall pay all fees and expenses (including, without limitation, all servicing fees and charges, transfer fees, assumption fees, title fees and endorsement fees) imposed or charged by the Lender or its counsel (such fees and expenses collectively being referred to as the “Lender Fees”), in connection with the Loan Assumption Application and the Loan Assumption and Release.

(f)	Seller shall assign all of its right, title and interest in and to all reserves, impounds and other accounts held by Lender in connection with the Loan, and at Closing, Purchaser shall remit to Seller an amount equal to the balance of such reserves (including, without limitation, the tenant improvement reserve, capital improvement reserve, tax reserve, and insurance reserve), impounds and accounts so assigned, except as otherwise set forth in this Agreement. Additionally, Purchaser shall be responsible for funding any additional or increased reserves, impounds or accounts required by Lender to be maintained by Purchaser in connection with the Loan after the Loan Assumption and Release (collectively, the “Required Loan Fund Amounts”).

(g)	Purchaser agrees promptly to deliver to the Lender all documents and information required by the Assumed Loan Documents, and such other information or documentation as the Lender reasonably may request, including, without limitation, financial statements, income tax returns and other financial information for Purchaser and any required guarantor. Seller agrees that it will cooperate with Purchaser and Lender, at no cost or expense to Seller, in connection with Purchaser’s application to Lender for approval of the Loan Assumption and Release.

(h)

The Loan Assumption and Release upon Closing shall be a condition to Closing unless waived by Purchaser and Seller. In the event Lender delivers written notice expressly rejecting the Loan Assumption and Release, then, within five (5) days after either party’s receipt of such written notice (each party agreeing to provide promptly a copy of such written notice to the other party upon receipt), Purchaser and Seller shall terminate this Agreement in writing due to the failure of said condition, and the Deposit shall be returned to Purchaser and neither party shall have any further

PURCHASE AND SALE AGREEMENT – Page 12

liability hereunder, except for such obligations and indemnities which expressly survive the termination of this Agreement. In the event Lender has not approved in writing the Loan Assumption and Release within seventy-five (75) days following the Effective Date (such Loan Assumption and Release to be effective upon Closing), either party may, in its sole and absolute discretion, extend the time in which to obtain Lender’s approval by up to an additional thirty (30) days by delivering written notice of such extension to the other party; provided, however, in no event may Closing be extended beyond January 15, 2013. If neither party elects to extend this Agreement and Purchaser terminates this Agreement, then the Escrow Agent shall promptly deliver the Deposit to Purchaser and neither of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination of this Agreement. If either party elects to extend and the extension period does not result in an approval from Lender, or if Lender delivers notice as set forth above expressly rejecting the Loan Assumption and Release during the extension period, then within five (5) days after either party’s receipt of such written notice (each party agreeing to provide promptly a copy of such written notice to the other party upon receipt) Purchaser and Seller shall terminate this Agreement in writing due to the failure of said condition, and the Deposit shall be returned to Purchaser and neither party shall have any further liability hereunder, except for such obligations and indemnities which expressly survive the termination of this Agreement.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), subject to any applicable notice and cure periods provided in Section 10.1 and Section 10.2, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

Section 7.3 Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 7.3 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Purchaser.

7.3.1 Purchase Price. On or before the Closing Date, Purchaser shall have delivered to Escrow Agent the full amount of the Purchase Price (taking into consideration prior deposit of the Deposit and the Assumed Mortgage and all prorations, credits and adjustments made pursuant to this Agreement), together with any and all other sums that are to be paid by Purchaser in connection with the closing of its purchase of the Property, and any other amounts shown as payable by Purchaser on a settlement statement to be prepared in connection with the transactions contemplated hereby.

7.3.2 Purchaser’s Performance. Purchaser performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing.

PURCHASE AND SALE AGREEMENT – Page 13

7.3.3. Purchaser’s Representations and Warranties. On the Closing Date, all of the representations of Purchaser set forth in this Agreement shall be materially true, accurate and complete.

Section 7.4 Conditions Precedent Favoring Purchaser. In addition to any other conditions precedent in favor of Purchaser as may be expressly set forth elsewhere in this Agreement, Purchaser’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 7.4 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only, by written notice of such waiver from Purchaser to Seller.

7.4.1. Seller’s Performance. Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

7.4.2 Seller’s Representations and Warranties. On the Closing Date, all of the representations and warranties of Seller set forth in Section 4 hereof shall be materially true, accurate and complete.

7.4.3 Estoppels. Seller shall obtain from all the Major Tenants, and from no less than 50% of the remaining tenants, estoppel certificates (each, an “Estoppel Certificate”) on such commercially reasonable form provided by Purchaser no later than fifteen (15) days prior to the expiration of the Due Diligence Period, or on such form as is required by any Tenant’s Lease. For purposes of this Agreement, “Major Tenants” shall mean CVS (defined below and otherwise known as “Longs Drug Stores”), City Mill, Goodyear Tire & Rubber, Kazi Restaurants of Hawaii d/b/a Burger King, State of Hawaii, and Waianae Coast Comprehensive Health Center. If Seller is unable to obtain from any non-major tenant, then Seller shall substitute for such non-major tenant’s Estoppel Certificate a Seller estoppel certificate in the form attached hereto as Exhibit C (the “Seller Estoppel Certificate”), completed, executed and delivered by Seller; provided, however, the Seller may not provide Seller’s Estoppel Certificates for more than 50% of the non-major tenants. In the event that Seller does not deliver the Estoppel Certificates or the Seller Estoppel Certificates as set forth in this Section, then Purchaser may terminate Agreement due to the failure of said condition, the Deposit shall be returned to Purchaser and neither party shall have any further liability hereunder, except for such obligations and indemnities which expressly survive the termination of this Agreement.

7.4.4 Approval. On or prior to the expiration of the Due Diligence Period, Purchaser shall have obtained approval of this transaction from its Board of Directors.

7.4.5 CVS Caremark Lease. Seller and Purchaser acknowledge that Seller has entered into a letter of intent dated June 8, 2011, pursuant to which CVS Caremark (“CVS”) has agreed in principal to expand an additional 3,483 square feet from its current space of 23,585 square feet. Seller and CVS shall enter into a binding lease amendment (the “CVS Lease Amendment”) in accordance with the terms of the letter of intent within seventy-five (75) days following the Effective Date. In the event Seller and CVS have not entered into the CVS Lease Amendment within such 75-day period, Seller may extend the time in which to enter into the CVS Lease Amendment for an additional period of up to thirty (30) days by delivering written notice of such extension to Purchaser; provided, however, in no event may Closing be extended beyond January 15, 2013.

Section 7.5 Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

PURCHASE AND SALE AGREEMENT – Page 14

7.5.1 Deed. A limited warranty deed in the form of Exhibit D hereto in form acceptable for recordation under the law of the state where the Property is located, executed and acknowledged by Seller, conveying to Purchaser Seller’s interest in the Real Property (the “Deed”);

7.5.2 Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit E attached hereto (the “Assignment”), executed and acknowledged by Seller, vesting in Purchaser, Seller’s right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable;

7.5.3 Conveyance or Transfer Tax Forms or Returns. Such conveyance or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.5.4 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

7.5.5 HARPTA. A Hawaii Real Property Tax Act affidavit executed by Seller In the event that Seller shall be unable to deliver a HARPTA Certificate, Purchaser shall withhold from the sales proceeds payable to Seller at Closing such amount as is required by state taxing authorities for purposes of income tax withholding, and pay such amounts to the proper authorities.

7.5.6 Tax Clearance Certificate. A Tax Clearance Certificate issued by the State of Hawaii Department of Taxation.

7.5.7 Bulk Sales Report. A Bulk Sales Report in the form required under applicable law, certified by the Hawaii Department of Taxation that Seller has not outstanding tax obligation.

7.5.8 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;

7.5.9 Assumed Mortgage Loan. Any documents required to be executed by Seller in connection with the Loan and the Assumed Mortgage.

7.5.10 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement and issuance of the title insurance policy to Purchaser (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

Section 7.6 Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.6.1 Conveyance or Transfer Tax Forms or Returns. Such conveyance or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property;

PURCHASE AND SALE AGREEMENT – Page 15

7.6.2 Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy; and

7.6.3 Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

Section 7.7 Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent (copies shall be sufficient).

Section 7.8 Purchase Price. At or before 3:00 p.m. local time on the date that is two (2) business days prior to the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less any portion of the Deposit that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.

Section 7.9 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

Section 7.10 Delivery of Books and Records. After the Closing, Seller shall deliver to the offices of Purchaser’s property manager or to the Real Property to the extent in Seller’s or its property manager’s possession or control: Lease Files; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with Tenant and suppliers; all advertising materials; booklets; and keys.

Section 7.11 Notice to Tenants. Seller and Purchaser shall each execute, and Purchaser shall deliver to Tenant immediately after the Closing, a notice regarding the sale in a form mutually agreed by the parties in their reasonable discretion, or such other form as may be required by applicable state law. This obligation on the part of Purchaser shall survive the Closing.

ARTICLE 8

PRORATIONS, DEPOSITS, COMMISSIONS

Section 8.1 Prorations. At Closing, the following items shall be prorated as of 12:01 a.m. on the date of Closing with all items of income and expense for the Property being borne by Purchaser from and after (and including) the date of Closing: Tenant Receivables (defined below), and, to the extent not passed through to the Tenants under the Leases, other items, including, without limitation, income and rents that have been collected by Seller as of Closing; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes; and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables: Rents due from the Tenants under the Leases and operating expenses and/or taxes payable by the Tenants under the Leases (collectively, “Tenant Receivables”) and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

PURCHASE AND SALE AGREEMENT – Page 16

    (a)    Tenant Receivables and other income received from the Tenants under the Leases after Closing shall be applied in the following order of priority: (A) first, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in Section 8.1 hereof (with Seller’s portion thereof to be delivered to Seller); (B) second, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Purchaser; (C) third, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing, including, without limitation, the Tenant Receivables described in Section 8.1(b) below (collectively, “Unbilled Tenant Receivables”), which amount shall be delivered to Seller; and (D) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller. Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one year after Closing without prejudice to Seller’s rights or Purchaser’s obligations hereunder, provided, however, Seller shall have no right to cause any such Tenant to be evicted or to exercise any other “landlord” remedy (as set forth in Tenant’s Lease) against such tenant other than to sue for collection. Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of such past due rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within ten business days after receipt thereof. With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (i) bill the same when billable and (ii) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due. The provisions of this Section 8.1(a) shall survive the Closing.

    (b)    Without limiting the generality of the requirements of Section 8.1(a)(C) above, if the final reconciliation or determination of operating expenses and/or taxes due under the Lease shows that a net amount is owed by Seller to Purchaser, said amount shall be paid by Seller to Purchaser within ten business days of such final determination under the Lease. If the final determination of operating expenses and/or taxes due under the Lease shows that a net amount is owed by Purchaser to Seller, Purchaser shall, within ten business days of such final determination, remit said amount to Seller. Purchaser agrees to receive and hold any monies received on account of such past due expenses and/or taxes in trust for Seller and to pay same promptly to Seller as aforesaid. The provisions of this Section 8.1(b) shall survive the Closing.

Section 8.2    Leasing Costs. Seller agrees to pay or discharge at or prior to Closing all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce the Tenants to enter into the Leases or Lease renewals or extensions (collectively, “Leasing Costs”) that are due and payable in respect of the CVS (Longs) and Mobi PCS leases (regardless when payable) and, in respect of all other Leases, due and payable prior to Closing with respect to the Leases in force as of or prior to the Effective Date; provided, however, that Seller shall have no obligation to pay, and as of Closing Purchaser shall assume the obligation to pay, all Leasing Costs (other than those in respect of the CVS (Longs) and Mobi

PURCHASE AND SALE AGREEMENT – Page 17

PCS leases) payable with respect to any option to renew or option to expand that has not been exercised prior to the Effective Date, which obligation shall survive the Closing. Additionally, as of Closing, Purchaser shall assume Seller’s obligations for (a) Leasing Costs that are due and payable after Closing with respect to the Leases (other than those in respect of the CVS (Longs) and Mobi PCS leases) in force as of or prior to the Effective Date, and (b) Leasing Costs incurred with respect to the Leases (other than those in respect of the CVS (Longs) and Mobi PCS leases) and Lease renewals and extensions executed subsequent to the Effective Date.

Section 8.3 Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

Section 8.4 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated hereunder, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice. All such rights and obligations shall survive the Closing.

Section 8.5 Tenant Deposits. All Tenant security deposits shall be transferred or credited to Purchaser at Closing. Seller shall have no right to apply security deposits against delinquent amounts unpaid by Tenants. As of the Closing, Purchaser shall assume Seller’s obligations related to Tenant security deposits, but only to the extent they are credited or transferred to Purchaser.

Section 8.6 Commissions. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Broker may share its commission with any other licensed broker involved in this transaction, but the payment of the commission by Seller to Broker shall fully satisfy any obligations of Seller to pay a commission hereunder. Under no circumstances shall Seller owe a commission or other compensation directly to any other broker, agent or person. Any cooperating broker shall not be an affiliate, subsidiary or related in any way to Purchaser. Other than as stated above in this Section 8.6, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing. Seller acknowledges that Purchaser is a licensed real estate broker in the State of Hawaii.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

Section 9.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that, as of the Effective Date:

9.1.1 Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

PURCHASE AND SALE AGREEMENT – Page 18

9.1.2 Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement. To Seller’s knowledge, there is no litigation, action or proceeding pending or threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement, except as set forth on Schedule 9.1.2 attached hereto.

9.1.3 Notices from Governmental Authorities. Seller has not received from any governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected.

9.1.4 Taxes. There are no delinquent taxes or assessments levied upon the Property which have not been paid.

9.1.5 Assumed Mortgage Loan. To Seller’s actual knowledge, as of the date hereof, the outstanding principal balance of the Loan is approximately $19,817,958.16, and all interest has been paid through the end of the immediately preceding month. There are no material defaults under the Loan.

9.1.6 Environmental. To Seller’s actual knowledge, except as disclosed in that certain Phase I Environmental Site Assessment, prepared by Global Realty Services, dated August 26, 2009, there has been no leaching, leaking, discharging, emissions, escapes, spilling, or release on, onto or into, and no production, disposal, storage or installation on the Property (including, without limitation, the soil, surface water, or ground water thereof) caused by Seller, or, to Seller’s actual knowledge, by any third party, of: (i) any “hazardous substance” or “pollutant or contaminate” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et. seq. (“CERCLA”); (ii) any asbestos containing materials; (iii) any radioactive materials; or (iv) any Hazardous Materials or other waste, material, pollutant or substance declared hazardous or toxic or otherwise regulated under Federal or Hawaii law or regulations. To Seller’s actual knowledge, there is no proceeding or inquiry by any governmental agency or before any court with respect to any Hazardous Materials affecting the Property. To Seller’s actual knowledge, the Property is not subject to any federal, state or local “superfund” lien, proceeding, claim, liability or action, or threat or likelihood thereof, for the cleanup, removal or remediation of any such Hazardous Material from the Property. To Seller’s actual knowledge, the Property has not been listed on any list of potential or verified hazardous waste sites maintained by the United States, the State of Hawaii or any administrative agency thereof. To Seller’s actual knowledge, there are no surface impoundments, lagoons, waste piles, injection wells, underground storage areas, or other man-made facilities located on the Property that may have accommodated Hazardous Materials. To Seller’s actual knowledge, no portion of the Property has been used as a dump or landfill or consists of filled-in land, there are no and have not been any buried, partially buried, above-ground or other tanks, storage vessels, drums or containers located on the Property, and any underground storage tank facility, as that term is defined at 42 U.S.C. § 6991(i), previously located on the Property has been removed in compliance with the closure rules established in such federal regulations or relevant state law or regulations. To Seller’s actual knowledge, there has never been a spill, leak, discharge, emission, escape, leaching or disposal of the contents of any underground storage tank located on the Property into ground water, surface water or subsurface soils. To the extent that Seller has utilized, stored, delivered for disposal, disposed of or transported any wastes, whether hazardous or not, to Seller’s actual knowledge, such utilization, storage, disposal or transporting has been in compliance with the then applicable laws, rules, regulations and ordinances and the common law and so as not to give rise to any reporting, remediation or clean-up obligation under any currently applicable law, rule, regulation or ordinance or the common law. Seller has no contracts with any hazardous waste haulers for the disposal of any hazardous waste from the Property.

PURCHASE AND SALE AGREEMENT – Page 19

9.1.7 Leases. Seller has not entered into any leases other than the Leases in effect for the Property, true and correct copies of which shall be delivered to Purchaser. Seller is not in default under the Leases, and to Seller’s knowledge, none of the tenants is in default and there is no condition or circumstance that, with the giving of notice or the passage of time or both, would constitute a tenant default under any Lease. Except as set forth in the Leases, Seller has granted no rights of first refusal relating to the Property. Seller has received no request from any Tenant to reduce or offset the payment of rental under the Leases.

9.1.8 Service Contracts. The list of Service Contracts attached hereto is a true, correct, and complete list of all Service Contracts. To Seller’s knowledge, no party to any Service Contract is in default thereunder.

9.1.6 Zoning. To Seller’s knowledge, the Property is properly zoned for its current use. There is no pending, or to the best of Seller’s knowledge, threatened request, application or proceeding to alter or restrict the zoning or other use restrictions applicable to the Property; to the best of Seller’s knowledge, there is no plan, study or effort by any governmental authority or agency or any private party or entity that in any way affects or would affect the authorization of the current use and operation of the Property.

Section 9.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

9.2.1 Organization and Authority. Purchaser has been duly organized and is validly existing as a corporation in good standing in the State of Hawaii and is qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and, except as expressly stated herein, has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

9.2.2 Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

9.2.3 ERISA. Purchaser is not an employee benefit plan (a “Plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), Purchaser’s assets do not constitute “plan assets” within the meaning of the “plan asset regulations” (29.C.F.R. Section 2510.3-101), and Purchaser’s acquisition of the Property will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 9.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of twelve months (the “Survival Period”). Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Steven Corea (whether one or more, “Seller’s Representatives”), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise

PURCHASE AND SALE AGREEMENT – Page 20

to any personal liability on the part of Seller’s Representatives, or any of them, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Seller represents and warrants that Seller’s Representatives are those representatives of Seller having all material knowledge with respect to the Property. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (a) the party bringing the action for breach gives written notice of such breach to the other party before the end of the Survival Period, and files such action on or before the first day following the second anniversary of the Closing Date, and (b) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $10,000.00. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser will be limited to $2.000,000. The provisions of this Section 9.3 shall survive the Closing as set forth herein. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.

ARTICLE 10

DEFAULT AND REMEDIES

Section 10.1 Seller’s Remedies. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) business day after written notice thereof from Seller or the Closing Date (except no notice or cure period shall apply if Purchaser fails to consummate the purchase of the Property hereunder), Seller shall be entitled, as its sole remedy (except as provided in Section 4.10, Section 8.6, Section 10.3 and Section 10.4 hereof), to terminate this Agreement and recover the Deposit as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Deposit is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.

Section 10.2 Purchaser’s Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) business day after written notice thereof from Purchaser or the Closing Date (except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser may pursue all remedies available at law or in equity. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

PURCHASE AND SALE AGREEMENT – Page 21

Section 10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such claims.

Section 10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Deposit as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

ARTICLE 11

DISCLAIMERS, RELEASE AND INDEMNITY

Section 11.1 Disclaimers By Seller. Except as expressly set forth in this Agreement or in documents executed at Closing, it is understood and agreed that Seller and Seller’s agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller’s warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property.

Section 11.2 Sale “As Is, Where Is”. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a

PURCHASE AND SALE AGREEMENT – Page 22

knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. If this Agreement is not terminated prior to the expiration of the Due Diligence Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE DEED, SELLER HAS NOT, DOES NOT, AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROPERTY AND SELLER SPECIFICALLY DISCLAIMS ANY OTHER IMPLIED WARRANTIES OR WARRANTIES ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR USE. FURTHERMORE, SELLER HAS NOT, DOES NOT, AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS SUBSTANCES INCLUDING, WITHOUT LIMITATION, ASBESTOS, PCB AND RADON. PURCHASER ACKNOWLEDGES THAT PURCHASER IS A SOPHISTICATED PURCHASER FAMILIAR WITH THIS TYPE OF PROPERTY AND THAT, SUBJECT ONLY TO THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT AND CLOSING DOCUMENTS, PURCHASER WILL BE ACQUIRING THE PROPERTY “AS IS AND WHERE IS, WITH ALL FAULTS”, IN ITS PRESENT STATE AND CONDITION, SUBJECT ONLY TO NORMAL WEAR AND TEAR AND PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS AND CONDITIONS MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS. PURCHASER SHALL ALSO ACKNOWLEDGE AND AGREE THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING, AND NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT.

PURCHASE AND SALE AGREEMENT – Page 23

Section 11.3 “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

Section 11.4 Indemnity. Purchaser agrees to indemnify, defend and hold Seller harmless of and from any and all liabilities, claims, demands, and expenses of any kind or nature which arise or accrue after Closing and which are in any way related to the ownership, maintenance, or operation of the Property by Purchaser and its successors and assigns, including, without limitation, in connection with Hazardous Materials. Seller agrees to indemnify, defend and hold Purchaser harmless of and from any and all liabilities, claims, demands, and expenses of any kind or nature which arise or accrue before Closing and which are in any way related to the ownership, maintenance, or operation of the Property by Seller and its predecessors, including, without limitation, in connection with Hazardous Materials.

Section 11.5 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall not be incorporated into the Deed.

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions: (a) the assignee of Purchaser must be an entity controlling, controlled by, or under common control with Purchaser, (b) all of the Deposit must have been delivered in accordance herewith, (c) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations, and (d) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least ten days prior to Closing.

Section 12.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

Section 12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

Section 12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

PURCHASE AND SALE AGREEMENT – Page 24

Section 12.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

Section 12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits attached hereto are incorporated herein by this reference for all purposes.

Section 12.7 Time. Time is of the essence in the performance of this Agreement.

Section 12.8 Confidentiality. Neither Seller nor Purchaser shall make any public announcement or disclosure of any information related to this Agreement to outside brokers or third parties before Closing, without the prior written specific consent of the other party; provided, however, that Purchaser may make disclosure of this Agreement to its Permitted Outside Parties, subject to the provisions of Section 4.7, as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser. This Section 12.8 shall survive the Closing or any earlier termination hereof.

Section 12.9 Litigation and Venue. In the event there is any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred in connection therewith including, but not limited to, attorneys’ fees and costs incurred on appeal. The venue of any litigation arising out of this Agreement shall be in Honolulu, Hawaii.

Section 12.10 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, (d) by facsimile transmission during normal business hours in Hawaii with a confirmation copy delivered by another method permitted under this Section 12.10, or (e) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified with a confirmation copy delivered by another method permitted under this Section 12.10. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee. Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address. Except for facsimile and electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

Section 12.11 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction—to the effect that any ambiguities are to be resolved against the drafting party—shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

PURCHASE AND SALE AGREEMENT – Page 25

Section 12.12 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located.

Section 12.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile (or .pdf transmitted via e-mail) counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 12.9 other than facsimile or e-mail.

Section 12.14 No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser’s obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation.

Section 12.15 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

Section 12.16 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

Section 12.17 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Property may enforce Purchaser’s indemnity obligation under Section 4.10 hereof.

Section 12.18 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.19 Like-Kind Exchange. Purchaser or Seller hereby reserve the right to structure the transactions contemplated herein as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. In such event the party so exchanging shall have the right to assign its interest in this Agreement to a qualified exchange intermediary of its choosing to effect such exchange.

PURCHASE AND SALE AGREEMENT – Page 26

The party not so exchanging shall sign a customary assignment and/or notice of assignment, such as but not limited to the forms attached hereto as Exhibit F, and such other documents as are reasonably necessary to effect such an exchange; provided however, all such actions shall be at no cost or expense to the non-exchanging party, if any, and shall not otherwise affect the term of this Agreement.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

PURCHASE AND SALE AGREEMENT – Page 27

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:	TNP SRT WAIANAE MALL, LLC, a Delaware limited liability company

Date executed by Seller	By:	TNP Secured Holdings, LLC, a Delaware limited liability company
Its Member

		By:	TNP Strategic Retail Operating Partnership, LP, a Delaware limited partnership Its Member

			By:	TNP Strategic Retail Trust, Inc., a Maryland corporation Its General Partner

				By:	/s/ Anthony W. Thompson
				Name:	Anthony W. Thompson
				Its:	CEO

PURCHASER:	A & B PROPERTIES, INC., a Hawaii corporation

Date executed by Purchaser	By:	/s/ Lance K. Parker
	Name:	Lance K. Parker
10/10/12	Title:	Vice President

	By:	/s/ Alyson J. Nakamura
	Name:	Alyson J. Nakamura
	Title:	Secretary

PURCHASE AND SALE AGREEMENT – Page 28